Exhibit 99.1

AAM Names David C. Dauch as President and Chief Executive Officer

Detroit, MI, August 29, 2012 - American Axle & Manufacturing Holdings, Inc. (AAM) which is traded as AXL on the NYSE, today announced that David C. Dauch has been appointed as President and Chief Executive Officer, effective September 1, 2012. Richard E. Dauch, AAM Co-Founder, and currently Chairman and Chief Executive Officer, will become Executive Chairman of the Board of Directors.

“Having developed a sound succession plan over the years, AAM is well positioned for the future.  I look forward to assisting the outstanding leadership team we have assembled to execute our profitable growth plan," said AAM's Co-Founder and current Chairman & Chief Executive Officer Richard E. Dauch, "As a superb leader for AAM, David has distinguished himself as a globally focused executive who has a passion for advanced technology and operational excellence.  David is the right person to lead our team and build value for all of our key stakeholders.”

Thomas K. Walker, the independent lead director of AAM's Board of Directors agrees, “As a Board, we place a very high priority on succession planning and the development of management to ensure the Company's continuing success. David C. Dauch is a results driven leader and has been instrumental in diversifying AAM's product portfolio and customer base while establishing a global manufacturing, engineering and sourcing footprint.” Walker continued by saying, “We are grateful for the strong leadership Dick has provided to AAM since its inception in 1994. We are also pleased that he will continue to provide his extraordinary knowledge and expertise to the company.  This will be invaluable as we move into the future."

“My father's vision, passion and unparalleled leadership have transformed AAM into the leading global automotive supplier that it is today,” said AAM's current President and Chief Operating Officer David C. Dauch. “I look forward to working with all of AAM's key stakeholders. Our commitment, direction, mission and vision are clear and we are ready to build value by delivering quality, technology leadership, diversification and operational excellence for our customers around the world.”

Full Biographies and Photos of Mr. R.E. Dauch, Mr. D.C. Dauch and Mr. T.K. Walker are available at www.aam.com.

AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles, passenger cars, crossover vehicles and commercial vehicles. In addition to locations in the United States (Michigan, Ohio, Pennsylvania and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, Scotland, South Korea, Sweden and Thailand.

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For more information...

Christopher M. Son	David Tworek
Director, Investor Relations,	Manager, Communications
Corporate Communications and Marketing	(313) 758-4883
(313) 758-4814	david.tworek@aam.com
chris.son@aam.com

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